As filed with the U.S. Securities and Exchange Commission on March 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL TURBINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2267658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Guadalupe Street, Suite #302

Austin, Texas 78701

(Address of Principal Executive Offices, Including Zip Code)

Appia, Inc. 2008 Stock Incentive Plan

(Full title of the plan)

William Stone Chief Executive Officer Digital Turbine, Inc. 1300 Guadalupe Street, Suite #302 Austin, Texas 78701	Copies to: Ben D. Orlanski, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd. Los Angeles, California 90064 (310) 312-4000

(Name and address of agent for service)

(512) 387-7717

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share, issuable upon exercise of assumed stock options under the Appia Plan (1)	245,955	$0.6351 (3)	$156,206.02	$18.15

(1)	This registration statement registers the issuance of Common Stock issuable pursuant to equity awards assumed by Digital Turbine, Inc. in connection with its acquisition of Appia, Inc. Digital Turbine, Inc. assumed certain outstanding stock options of Appia, Inc. being registered as a result of the consummation on March 6, 2015, of the transactions contemplated by the Agreement and Plan of Merger, dated November 13, 2014, by and among Digital Turbine, Inc., DTM Merger Sub, Inc., Appia, Inc., and Shareholder Representative Services LLC, as the equityholders’ representative.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(3)	The proposed maximum offering price per share is based on $0.6351, the weighted average exercise price per share of the outstanding options to purchase 245,955 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Digital Turbine, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to the shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), to be offered pursuant to the Company’s assumption of options granted under the 2008 Stock Incentive Plan of Appia, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended March 31, 2014, filed with the Commission on June 30, 2014, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on July 29, 2014 and as amended by Amendment No. 2 on Form 10-K/A filed with the Commission on January 8, 2015;

•	Our Quarterly Reports on Form 10-Q for the period ended June 30, 2014, filed with the Commission on August 14, 2014, for the period ended September 30, 2014, filed with the Commission on November 14, 2014, and for the period ended December 31, 2014, filed with the Commission on February 13, 2015;

•	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on April 15, 2014, June 25, 2014, July 9, 2014, September 15, 2014, October 9, 2014, November 13, 2014, November 18, 2014, January 16, 2015, February 11, 2015, March 11, 2015, and March 19, 2015 (but excluding the portions of such reports expressly noted as being furnished and not filed); and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 6, 2013.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

The Registrant’s Exchange Act file number with the Commission is 000-10039.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The Company’s counsel, Manatt, Phelps & Phillips, LLP, owns 402,144 shares of the Company’s common stock and warrants to purchase an additional 23,214 shares.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the Delaware Law provides that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation, as amended, and the indemnification provision included in our bylaws, as amended, are consistent with Delaware Law Sections 102(b)(7) and 145. The Company has purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company’s certificate of incorporation, as amended, and its bylaws, as amended, provide for indemnification of the Company’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Company enters into indemnification agreements with its officers and directors in the ordinary course.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9.   Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 19, 2015.

DIGITAL TURBINE, INC.
By:	/s/ William Stone
William Stone
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Stone and Andrew Schleimer, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ William Stone	Chief Executive Officer	March 19, 2015
William Stone	(Principal Executive Officer)

/s/ Andrew Schleimer	Chief Financial Officer	March 19, 2015
Andrew Schleimer	(Principal Financial Officer)

/s/ James Alejandro	Principal Financial Officer	March 19, 2015
James Alejandro	(Principal Accounting Officer)

/s/ Rob Deutschman	Chairman of the Board	March 17, 2015
Rob Deutschman

/s/ Paul Schaeffer	Director	March 17, 2015
Paul Schaeffer

/s/ Christopher Rogers	Director	March 19, 2015
Christopher Rogers

/s/ Peter Guber	Director	March 19, 2015
Peter Guber

/s/ Jeff Karish	Director	March 17, 2015
Jeff Karish

/s/ Judson S. Bowman	Director	March 17, 2015
Judson S. Bowman

/s/ Craig I. Forman	Director	March 17, 2015
Craig I. Forman

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K (Filed No. 001-10039), filed with the Commission on November 14, 2007).
4.2	Certificate of Amendment of Certificate of Incorporation, dated August 14, 2012 (incorporated by reference to Appendix B of the Registrant’s Definitive Information Statement on Form 14-C (File No. 000-10039), filed with the Commission on July 10, 2012).
4.3	Certificate of Amendment of Certificate of Incorporation, dated March 28, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013).
4.4	Certificate of Correction of Certificate of Amendment, dated April 9, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013).
4.5	Certificate of Amendment of Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware on January 13, 2015 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission of January 16, 2015).
4.6	Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-10039), filed with the commission on November 14, 2007).
4.7	Certificate of Amendment of the Bylaws of NeuMedia, Inc., dated February 2, 2012 (incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on February 7, 2012).
4.8	Certificate of Amendment of the Bylaws dated March 6, 2015 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-10039) filed with the Commission on March 11, 2015).
5.1	Legal Opinion of Manatt, Phelps & Phillips, LLP.
23.1	Consent of SingerLewak LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1	2008 Equity Incentive Plan for Appia, Inc.